UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d) of
the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported):
February 15, 2006

THE COCA-COLA COMPANY
(Exact name of registrant as specified in its charter)

Delaware (State or other jurisdiction of incorporation)	001-02217 (Commission File Number)	58-0628465 (IRS Employer Identification No.)

One Coca-Cola Plaza Atlanta, Georgia (Address of principal executive offices)	30313 (Zip Code)

Registrant's telephone number, including area code: (404) 676-2121

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

□	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
□	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
□	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
□	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01 Entry into a Definitive Material Agreement.

The Compensation Committee of the Board of Directors of The Coca-Cola Company (the "Company") took the following actions:

(1)
On February 15, 2006, the Compensation Committee approved participants, targets and measures for annual incentives to be paid in 2007 for 2006 performance. The approved measures for annual performance are net income and volume (for those with corporate responsibilities) and profit before taxes, net income and volume (for those with operating unit responsibilities).

(2)
On February 16, 2006, the Compensation Committee granted to E. Neville Isdell, Chairman of the Board and Chief Executive Officer of the Company, options to acquire 900,000 shares of Company Common Stock at an exercise price of $41.39. The award was made pursuant to The Coca-Cola Company 2002 Stock Option Plan. The options have a ten-year term and vest one-fourth on the first, second, third and fourth anniversaries of the grant date. The grant provides for specific vesting and exercise provisions in the event of Mr. Isdell's retirement.

(3)
On February 16, 2006, the Compensation Committee granted to Mr. Isdell a Performance Share Unit Award under The Coca-Cola Company 1989 Restricted Stock Award Plan (the "Restricted Stock Plan"). The award is for the 2006-2008 performance period. The target award for Mr. Isdell is 160,000 Performance Share Units with a threshold award of 96,000, and a maximum award of 240,000 Performance Share Units. The performance measure for the award is compound annual growth in earnings per share. The agreement provides for specific provisions in the event of Mr. Isdell’s retirement. A copy of the form of Performance Share Unit Award Agreement for Mr. Isdell is attached hereto as Exhibit 99.1 and incorporated herein by reference.

Item 9.01(c).	Exhibits
Exhibit 99.1	Form of Restricted Stock Agreement (Performance Share Unit Agreement) for E. Neville Isdell in connection with the 1989 Restricted Stock Award Plan of The Coca-Cola Company

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE COCA-COLA COMPANY (REGISTRANT)
Date: February 17, 2006	By: _/s/ Geoffrey J. Kelly______ Geoffrey J. Kelly Senior Vice President and General Counsel

Exhibit Index

Exhibit No.	Exhibits
Exhibit 99.1	Form of Restricted Stock Agreement (Performance Share Unit Agreement) for E. Neville Isdell in connection with the 1989 Restricted Stock Award Plan of The Coca-Cola Company